UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Ramius, together with certain other shareholders of the Company, has requested that the Company call pursuant to the Netherlands Antilles Civil Code.

Item 1:  On March 19, 2009, Ramius issued the following press release:
RAMIUS COMMENTS ON PROXY GOVERNANCE REPORT

Proxy Advisory Firm’s Analysis Confirms Orthofix’s Record of Failure and Massive Destruction of Shareholder Value, But Puts Misguided Faith In Current Board’s Ability to Oversee A Turnaround At Orthofix

Ramius Urges Shareholders To Elect A Minority Slate Of Four New, Highly-Qualified Directors Who Are Committed To Acting In Their Best Interests

New York – March 19, 2009 – RCG Starboard Advisors, LLC, an affiliate of Ramius LLC (collectively, “Ramius”), today commented on the recently issued report by PROXY Governance, Inc. in relation to the election of directors at the Orthofix International N.V. (“Orthofix” or the “Company”) (Nasdaq: OFIX) Special General Meeting of Shareholders on April 2, 2009. Ramius, the beneficial owner of approximately 5.7% of the Company’s outstanding common shares, is proposing to elect J. Michael Egan, Peter A. Feld, Steven J. Lee, and Charles T. Orsatti to replace James F. Gero, Peter J. Hewett, Thomas J. Kester, and Walter P. Von Wartburg on Orthofix’s Board.

Ramius Partner Jeffrey C. Smith stated, “The analysis by PROXY Governance clearly shows the massive destruction of shareholder value the current Board has overseen.  Their report states, ‘There is no question the company’s post [Blackstone]-merger execution went utterly off the tracks, or that it has substantially eroded shareholder value, at least as measured by the three-year share price decline of more than 70%. There also remains serious risk, as the dissidents have emphasized, that the fledgling recovery will be sufficient to meet the increasingly rigorous Total Debt/LTM EBITDA metrics in the company’s debt covenants – let alone restore the lost market capitalization.’

“As PROXY Governance acknowledges, the Company’s current plan provides little margin for error and puts shareholders at substantial risk.  Unfortunately, the advisory firm misguidedly puts full faith in the ability of the current Board to effectively oversee management’s latest set of plans and promises to remedy the issues that they themselves created.  Orthofix needs new directors that are not burdened by the legacy of past mistakes and their attempts to save face.”

Added Smith, “Prior to the acquisition of Blackstone, Orthofix was a healthy and debt-free company that had reasonable growth, strong profits and substantial free cash flow.  It is clear, no matter how many times the Company tries to justify its dismal track record, that Orthofix’s shareholders need a reconstituted Board that will look at the alternatives necessary to protect and maximize shareholder value.”

Concluded Smith, “Ramius is not seeking control of the Company.  What we want is a Board that will effectively oversee management and prevent any further erosion of shareholder value caused by their failures.  We urge shareholders not to be distracted and to support our efforts at the Special Meeting by taking their GOLD proxy cards and electing Ramius’ nominees, who are independent from Orthofix and who possess the fortitude, skill sets, and experience to maximize value for all Orthofix shareholders.”

Please visit www.ShareholdersForOrthofix.com for more information on the upcoming special meeting and to view Ramius’ solicitation materials in connection with the meeting.  A copy of all proxy materials and shareholder communications are available on the website.

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

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Contact:

Media & Shareholders:
Sard Verbinnen & Co
Dan Gagnier/ Renée Soto/Jonathan Doorley
212-687-8080